Exhibit 99.1

SAKS INCORPORATED TERMINATES SHAREHOLDER RIGHTS PLAN

– Board also amends Bylaws to clarify notice requirements for shareholders’ meetings –

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (December 14, 2009)--Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that its Board of Directors voted to amend the Company’s Shareholder Rights Plan (“Rights Plan”), advancing its expiration date from November 26, 2018 to December 14, 2009.  Effective 5:00 p.m. ET on December 14, 2009, the Rights Plan and the associated rights will expire and will be of no further force or effect.  The Rights Plan was adopted on November 26, 2008.

Steve Sadove, Chairman and Chief Executive Officer, commented, “The Board concluded that the Rights Plan has served the purpose for which it was originally implemented.  When we executed our Amended and Restated Revolving Credit Agreement on November 23, 2009, the change-of-control threshold in that agreement was increased to 40% from the prior 20%.  Accordingly, the Board determined that the Rights Plan was no longer necessary for that purpose."

The Company also announced today that its Board of Directors voted to approve amendments to the Company’s Bylaws to clarify the time and notice requirements that a shareholder must meet in order to nominate directors or propose new business at an annual or special meeting of shareholders.

Saks Incorporated operates 53 Saks Fifth Avenue stores, 55 Saks OFF 5TH stores, and saks.com.

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